UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 2, 2014

Tengion, Inc.
(Exact name of registrant as specified in its charter)

001-34688
(Commission File Number)

Delaware	20-0214813
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

3929 Westpoint Blvd., Suite G
Winston-Salem, NC 27103
(Address of principal executive offices, with zip code)

(336) 722-5855
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 2, 2014, Tengion, Inc. (the “Company”) issued notices (the “Notices”) to the holders (the “2012 Investors”) of senior secured notes issued on October 2, 2012 and to the holders (the “2013 Investors” and together with the 2012 Investors, the “Investors” and each, an “Investor”) of senior secured notes issued on June 28, 2013 stating that the Company plans to issue shares of common stock (the “Shares”), $0.001 par value per share (the “Common Stock”), and warrants to purchase Common Stock for nominal consideration (the “Warrants”), to the 2012 Investors in satisfaction of $362,616.00 in interest payments and to the 2013 Investors in satisfaction of $426,391.46, each due on January 2, 2015.  The Shares will be freely tradable.  The Company would issue the Warrants if the issuance of Common Stock would result in an Investor owning more than 9.985% of the total number of outstanding shares of Common Stock of the Company.  The Warrants would become exercisable only to the extent that an exercise would not result in an Investor’s ownership exceeding the aforementioned 9.985% ownership limitation. The Shares will be issued pursuant to the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and the regulations promulgated thereunder.  All of the Investors are either accredited investors (as defined in the Securities Act) or are located outside of the United States and no public solicitation will be involved in connection with the issuance of the Shares.

The foregoing description of the Notices is qualified in its entirety by reference thereto, which are filed as Exhibit 99.1 and Exhibit 99.2 to this Current Report and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1	Share Issuance Notice delivered to the holders of senior secured notes issued on October 2, 2012, dated December 2, 2014

99.2	Share Issuance Notice delivered to the holders of senior secured notes issued on October 2, 2012, dated December 2, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENGION, INC.

Date: December 3, 2014	By: /s/ A. Brian Davis
A. Brian Davis
Chief Financial Officer and Senior Vice President, Finance

Exhibit Index

Exhibit No.                                Description

99.1	Share Issuance Notice delivered to the holders of senior secured notes issued on October 2, 2012, dated December 2, 2014

99.2	Share Issuance Notice delivered to the holders of senior secured notes issued on June 28, 2013, dated December 2, 2014